Exhibit 4.117
SIG FINANZ AG
as Transferor
and
THE BANK OF NEW YORK MELLON
as Collateral Agent

SECURITY TRANSFER AND ASSIGNMENT AGREEMENT
REGARDING INTELLECTUAL PROPERTY RIGHTS
(SICHERUNGSÜBEREIGNUNG UND — ABTRETUNG
VON GEWERBLICHEN SCHUTZRECHTEN)

The taking of this document or any certified copy of it or any document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to any Credit Document (as defined in Clause 1 of this document) in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Credit Document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any email communication which refers to any Credit Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Credit Document to an Austrian addressee.

This SECURITY TRANSFER AND ASSIGNMENT AGREEMENT (the “Agreement”) is made on 2 December 2009
BETWEEN:
(1)	SIG Finanz AG, company limited by shares incorporated under the laws of Switzerland, having its registered office at Laufengasse 18, CH-8212 Neuhausen am Rheinfall, Switzerland and registered in the Commercial Register of the Canton of Schaffhausen with the federal register number CH-290.3.004.147-6 (the “Transferor”); and

(2)	The Bank of New York Mellon, having its business address at 1 Wall Street, New York, N.Y. 10286, The United States of America in its capacity as collateral agent for the Secured Parties (as defined below) under the First Lien Intercreditor Agreement (as defined below) (the “Collateral Agent”).
WHEREAS:
(A)	Pursuant to a USD 1,155,000,000 and EUR 330,000,000 multi-currency term and revolving credit agreement dated 5 November 2009 between, inter alia, the parties listed in Part 1 of Schedule 1 hereto as current borrowers (the “Current Borrowers”), the parties listed inPart 2 of Schedule 1 hereto as current guarantors (the “Current Guarantors”), Credit Suisse AG, Cayman Island branch (formerly Credit Suisse, Cayman Island branch) as administrative agent and The Bank of New York Mellon as collateral agent and others (as amended, varied, novated, supplemented, superseded or extended from time to time, the “Credit Agreement”), certain lenders (together the “Original Lenders”) have granted certain facilities to the Current Borrowers and certain other entities which may accede to the Credit Agreement as additional borrowers.

(B)	Pursuant to a senior secured note indenture dated 5 November 2009 between, inter alia, Reynolds Group Issuer LLC, Reynolds Group Issuer Inc., and Reynolds Group Issuer (Luxembourg) S.A as issuers (the “Issuers”), certain affiliates of the Issuers listed in Part 3 of Schedule 1 as current senior secured note guarantors (the “Current Senior Secured Note Guarantors”) and The Bank of New York Mellon, as indenture trustee, principal paying agent, transfer agent and registrar, (as amended, varied, novated, supplemented, superseded or extended from time to time, the “Senior Secured Note Indenture”), the Issuers have issued senior secured notes due 2016 in the aggregate principal amount of USD 1,125,000,000 (the “US Secured Notes”) and senior secured notes due 2016 in the aggregate principal amount of EUR 450,000,000 (the “Euro Secured Notes” and together with the US Secured Notes the “Senior Secured Notes”) to certain noteholders.

(C)	The Transferor has agreed to transfer the Collateral (as defined below) to the Collateral Agent as security for the Secured Parties’ (as defined below) respective claims against the Grantors (as defined below) (or any of them) in respect of the Obligations (as defined below).

(D)	The security created by or pursuant to this Agreement is to be held and administered by the Collateral Agent for the Secured Parties (as defined below) pursuant to a first lien intercreditor agreement dated 5 November 2009 between, inter alia, the Collateral Agent, the Indenture Trustee, the Administrative Agent and the Grantors (each as defined below) and others (as amended, varied, novated, supplemented, superseded or extended from time to time, the “First Lien Intercreditor Agreement”).

(E)	The Transferor has granted a licence for use of the Collateral (as defined below) to SIG allCaps AG.
NOW IT IS HEREBY AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions:

“Administrative Agent” means Credit Suisse AG, Cayman Island branch, having its business address at One Madison Avenue, New York, NY 10010, United States of America in its capacity as administrative agent under the Credit Agreement and any successor appointed as administrative agent under the Credit Agreement.

“Borrowers” means the Current Borrowers and any entity which may accede to the Credit Agreement as an additional borrower and “Borrower” means any of them.

“Cash Management Bank” shall mean Citibank NA, Banco Nacional De Mexico S.A., Citibank International PLC, UK, Citibank (China) Co., Limited, Citibank Global Markets Deutschland AG & Co KGaA, Citibank ZRT, Hungary, a Lender, the Administrative Agent or any of the Lender’s or the Administrative Agent’s affiliates (at the time the cash management services arrangement is entered into) provided in each case it has become a party to, or by execution of an additional bank secured party acknowledgment has agreed to be bound by the terms of, the First Lien Intercreditor Agreement in its capacity as cash management bank.

“Cash Management Services” shall mean any agreement or arrangement by a Cash Management Bank to provide any composite accounting or other cash pooling arrangements and netting, overdraft protection and other arrangements with any bank arising under standard business terms of such Cash Management Bank to a Grantor.

“Collateral” means the Patents.

“Credit Documents” shall mean the Loan Documents and the Senior Secured Note Documents.

“Enforcement Event” shall mean an Event of Default.

“Event of Default” means any event of default (Kündigungsgrund) under the Credit Agreement and/or the Senior Secured Note Indenture.

“Existing Intercreditor Agreement” means the existing intercreditor agreement dated 11 May 2007 (as amended by a letter dated 21 June 2007 and a further letter dated 29 June 2007 and as amended and restated on or about the date hereof) between, inter alia, Beverage Packaging Holdings (Luxembourg) I S.A., Rank Group Holdings Limited (now Reynolds Group Holdings Limited), Beverage Packaging Holdings (Luxembourg) II S.A., Beverage Packaging Holdings (Luxembourg) III S.à r.l., Credit Suisse AG as security trustee and others.

“Grantors” means the Loan Parties, the Issuers and the Senior Secured Note Guarantors and any person that has granted a security interest to the Collateral Agent and/or the Secured Parties in respect of the obligations of the Loan Parties, the Issuers and the Senior Secured Note Guarantors under the Credit Documents and “Grantor” means any of them.
“Grantors’ Agent” shall mean Reynolds Group Holdings Limited or any other person appointed as agent of the Grantors in accordance with the Principal Finance Documents.
“Group” means Reynolds Group Holdings Limited and its direct or indirect subsidiaries (Tochtergesellschaften).
“Hedge Counterparty” means a Lender, the Administrative Agent or any of the Lender’s or the Administrative Agent’s affiliates (at the time a hedging agreement is entered into) who has entered into a hedging agreement for the purpose of hedging interest rate liabilities and/or any exchange rate and/or commodity price risks provided it has become a party, or by execution of an additional bank secured party acknowledgment has agreed to be bound by the terms of, to the First Lien Intercreditor Agreement in its capacity as hedge counterparty.
“Incremental Assumption Agreement” shall mean an incremental assumption agreement relating to incremental facilities of up to USD 400,000,000 among, and in form and substance reasonably satisfactory to, one or more Borrowers, the Administrative Agent, one or more Incremental Term Lenders and/or one or more Incremental Revolving Credit Lenders pursuant to which one or more Incremental Term Lenders make available Incremental Term Loan Commitments and/or one or more Incremental Revolving Credit Lenders make available Incremental Revolving Credit Commitments respectively.
“Incremental Revolving Credit Lender” shall mean a Lender with an Incremental Revolving Credit Commitment or an outstanding revolving loan under the Credit Agreement of any class as a result of an Incremental Revolving Credit Commitment.
“Incremental Revolving Credit Commitment” shall mean the commitment of any Lender, established pursuant to the Credit Agreement, to make available certain revolving credit loans to one or more Borrowers.
“Incremental Term Lender” shall mean a Lender with an Incremental Term Loan Commitment.
“Incremental Term Loan Commitment” shall mean the commitment of any Lender, established pursuant to the Credit Agreement, to make available certain term loans to one or more Borrowers.
“Indenture Trustee” shall mean The Bank of New York Mellon, in its capacity as indenture trustee under the Senior Secured Note Indenture and any successor appointed as indenture trustee under the Senior Secured Notes Indenture.

“Intercreditor Arrangements” means the First Lien Intercreditor Agreement and the Existing Intercreditor Agreement, in each case as amended, novated, supplemented, restated, or modified from time to time.
“Issuing Bank” means Credit Suisse AG or any other Lender or any affiliate of Credit Suisse AG or any other Lender that issues letters of credit or bank guarantees under the Credit Agreement.
“Lenders” shall mean the Original Lenders and any entity which may become a lender under the Credit Agreement in the future and “Lender” means any of them.
“Loan Documents” shall mean the Credit Agreement, any borrowing subsidiary agreement and/or guarantor joinder agreement relating to the Credit Agreement, any letter of credit or bank guarantee relating to the Credit Agreement, any security documents relating to the Credit Agreement, any hedging agreement entered into by a Hedge Counterparty and a Grantor, each Incremental Assumption Agreement, the Intercreditor Arrangements, each Promissory Note, any agreement between a Grantor and a Cash Management Bank relating to Cash Management Services, each Local Facility Agreement and any other document that may be entered into pursuant to any of the foregoing in relation to the Credit Agreement.
“Loan Parties” shall mean the Borrowers, the Current Guarantors and any entity which may accede to the Credit Agreement as additional guarantor and a “Loan Party” means any of them.
“Local Facilities” means working capital facilities provided to a Grantor (other than Beverage Packaging Holdings (Luxembourg) I S.A., Beverage Packaging Holdings (Luxembourg) II S.A. Beverage Packaging Holdings (Luxembourg) III S.à.r.l. and the Borrowers) by a Local Facility Provider and “Local Facility” means any of them.
“Local Facility Agreements” shall mean any agreement under which a Local Facility is made available.
“Local Facility Provider” means each of Deutsche Bank AG, Commerzbank Aktiengesellschaft, Bank of America, N.A., HSBC Trinkaus & Burkhardt AG and Hong Kong and Shanghai Banking Corporation Ltd., Thailand, provided in each case it has become a party to, or by execution of an additional bank secured party acknowledgment has agreed to be bound by the terms of, the First Lien Intercreditor Agreement in its capacity as local facility provider.
“Obligations” shall mean all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Grantor to the Secured Parties (or any of them) under each or any of the Credit Documents, together with all costs, charges and expenses incurred by any Secured Party in connection with the protection, preservation or enforcement of its respective rights under the Credit Documents or any other document evidencing or securing any such liabilities. The Obligations shall further include any obligation based on unjust enrichment (ungerechtfertigte Bereicherung) or tort (Delikt).
“Patents” (Patente) means all German patents and German patent applications currently held by the Transferor together with the inventions described and claimed therein which are listed in Schedule 2 hereto. For the avoidance of doubt, the Patents encompass any extension of the term of the patents and patent applications as listed in Schedule 2.
“Principal Finance Documents” means the Credit Agreement, the Senior Secured Note Indenture and the First Lien Intercreditor Agreement.
“Promissory Note” shall mean any promissory note executed and delivered by a Borrower upon the request of a Lender evidencing the amount of principal owed by such Borrower to such Lender under the Credit Agreement.
“Secured Parties” shall mean the Lenders (including in their capacity as issuing bank(s), and/or Hedge Counterparties under the Credit Agreement), the Hedge Counterparties, the Administrative Agent, any Issuing Bank, the beneficiaries of each indemnification obligation undertaken by any Grantor under any Credit Document, the Senior Secured Note Holders, the Indenture Trustee, the Collateral Agent, the Local Facility Providers and the Cash Management Banks.
“Senior Secured Note Documents” shall mean the Senior Secured Note Indenture, the Senior Secured Note Guarantees, the Senior Secured Notes, the Intercreditor Arrangements, any security document relating to the Senior Secured Notes and/or the Senior Secured Note Indenture and any other document that may be entered into pursuant to any of the foregoing.
“Senior Secured Note Guarantees” shall mean the guarantees of the obligations of the Issuers under the Senior Secured Notes and the Senior Secured Note Indenture by the Senior Secured Note Guarantors.
“Senior Secured Note Guarantors” means the Current Senior Secured Note Guarantors and any entity which may accede to the Senior Secured Note Indenture as additional guarantor.
“Senior Secured Note Holders” shall mean the holders from time to time of the Senior Secured Notes.
1.2	Construction
In this Agreement:
(a)	Capitalised terms used in this Agreement (or in any notice given under this Agreement) but not defined therein shall have the meanings ascribed thereto in the First Lien Intercreditor Agreement; and
(b)	any reference in this Agreement to a “Clause”, a “sub-Clause” or a “Schedule” shall, subject to any contrary indication, be construed as a reference to a Clause, a sub-Clause or a Schedule in this Agreement.
1.3	This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail.

2.	PURPOSE OF TRANSFER AND ASSIGNMENT
The transfer of title and assignment hereunder is constituted in order to secure the prompt and complete satisfaction of any and all Obligations. The transfer of title and the assignment hereunder shall also cover any future extension of the Obligations and the Transferor herewith expressly agrees that the transfer of title and the assignment shall secure the Obligations as extended or increased from time to time.
3.	ASSIGNMENT-TRANSFER
3.1	The Transferor hereby assigns and transfers to the Collateral Agent in its capacity as Collateral Agent for the benefit of the Secured Parties the Collateral all present and future rights in relation to the Collateral. For the avoidance of doubt, no royalties under licence agreements and sub-licence agreements shall be assigned and transferred.

3.2	The Collateral Agent hereby accepts the assignment and transfer of the Collateral pursuant to Clause 3.1.

3.3	Title to the Collateral shall pass over to the Collateral Agent on execution of this Agreement.

3.4	The Collateral Agent shall be entitled to be registered in the relevant public register as owner of the Collateral only pursuant to Clauses 7 and 8 at the expense of the Transferor.

3.5	Until realisation of the Collateral pursuant to Clause 8.1, the Transferor shall be entitled to use and to exercise all rights and powers in respect of the Collateral in accordance with the terms of the Credit Documents. To this effect the Collateral Agent grants an exclusive revocable licence to the Transferor for using the Collateral without any royalties being due therefore, provided that such licence may only be revoked if the Collateral is in the process of being realised in accordance with Clause 8 hereof. The Transferor shall be entitled to grant sub-licences without prior written consent of the Collateral Agent and shall inform the Collateral Agent without undue delay of such sublicensing (other than in relation to any sub-licensing to the Grantors’ Agent or any of its affiliates). The Transferor shall further be entitled to apply for the registration of any Collateral in its own name. If the Collateral is in the process of being realised in accordance with Clause 8 hereof the Collateral Agent may terminate the exclusive licence granted pursuant to this Clause 3.5 with immediate effect and will substitute the Transferor as grantor of any sub-licences. Moreover, all licences the Transferor granted to a member of the Group can be terminated by the Collateral Agent upon the occurrence of an Enforcement Event and whilst it is continuing.

4.	DOCUMENTATION OF THE COLLATERAL

Upon reasonable request, the Transferor shall deliver to the Collateral Agent up-to-date excerpts of the relevant registers or application confirmations concerning present and future registrations of the Collateral with the competent authorities provided, however, that while no Enforcement Event is continuing such request shall not be made more than once a year and be limited to those excerpts and applications the Collateral Agent has not already received, as well as copies of any and all documents relating to court proceedings or any other challenge of the validity or use of the Collateral and correspondence with other owners of intellectual property regarding the validity and scope of the Collateral.

5.	INFORMATION

5.1	The Transferor shall deliver to the Collateral Agent (i) within three months after the end of each calendar year ending after January 2010 in case of any changes to the status of Collateral and (ii) after the occurrence of an Enforcement Event whilst it is continuing at any time upon the request of the Collateral Agent an updated list of the Collateral. The list or lists shall give the details set forth in Schedule 2.

5.2	The Transferor shall deliver to the Collateral Agent without undue delay, but not later than 90 days upon execution of this Agreement, a list of licences to the Collateral currently granted to third parties.

5.3	The list or lists may be delivered to the Collateral Agent in the form of a computer compact disk or in such other form as from time to time agreed between the Collateral Agent and the Transferor provided that the Collateral Agent may in its reasonable discretion request a computer print-out in addition to any other form.

6.	RIGHT OF INSPECTION

Except as otherwise set forth in the Principal Finance Documents, the Transferor undertakes to provide the Collateral Agent without undue delay at its reasonable request with all information and documents, which are necessary for perfecting and, after an Enforcement Event and whilst it is continuing, for enforcing the security created hereby.

7.	REGISTRATION OF THE COLLATERAL

7.1	The Transferor shall deliver to the Collateral Agent, not later than 20 Business Days after the date of this Agreement, a declaration of assignment (Übertragungserklärung) for the registration of the assignment of the Collateral to the Collateral Agent by the Transferor in the form of Schedule 3. Such declarations of consent shall only be used after the occurrence of an Enforcement Event and whilst it is continuing.

7.2	Notwithstanding its rights under Clause 8 hereof, the Collateral Agent shall, in the event of its registration as the owner of the Collateral and to the extent reasonable, maintain the Collateral at the expense of the Transferor and exercise the rights following from the Collateral at the expense of the Transferor.

7.3	After the occurrence of an Enforcement Event and whilst it is continuing or if the registration is necessary to perfect the assignment and transfer any of the Collateral, the Collateral Agent is entitled (unless otherwise set forth in the Principal Finance Documents) to be registered in the respective public register as owner of the Collateral and is entitled to arrange for its registration or changes of registration in the respective public registers as the owner of the respective Collateral, for and on behalf of the Secured Parties. The Transferor shall make all statements and take all actions that are required for the purpose of registration of the Collateral Agent in accordance with this Clause 7.3. Insofar as additional declarations or actions are necessary for the transfer of title and/or assignment of any part of the Collateral, the Transferor shall, at the Collateral Agent’s request, make such declarations or undertake such actions.

8.	RIGHT OF ENFORCEMENT
8.1
(a)	Subject to paragraph (b) of this Clause 8.1 below, if (i) an Enforcement Event has occurred and is continuing and (ii) any of the Obligations has become due and payable, then the Collateral Agent is entitled to enforce this Agreement and realise the Collateral.
(b)	The Collateral Agent may only realise the Collateral in accordance with paragraph (a) of this Clause 8.1 above in relation to obligations of any Grantor (other than obligations under the Credit Documents of (i) the Transferor (v) incurred as Borrower under the Credit Agreement, (w) incurred as borrower under a Local Facility Agreement, (x) incurred as a party to and beneficiary under any hedging agreement entered into with an Hedge Counterparty, (y) owed as cash management obligations to a Cash Management Bank for Cash Management Services, provided the Transferor is a beneficiary of the Cash Management Services causing such cash management obligations or (z) to the extent certain proceeds of the Senior Secured Notes Indenture have been made available to the Transferor, up to such proceeds and (ii) a direct or indirect subsidiary of the Transferor (the “Transferor’s Subsidiary”) (v) incurred as Borrower under the Credit Agreement, (w) incurred as borrower under a Local Facility Agreement, (x) incurred as a party to and beneficiary under any hedging agreement entered into with an Hedge Counterparty (y) owed as cash management obligations to a Cash Management Bank for Cash Management Services, provided the Transferor’s Subsidiary is a beneficiary of the Cash Management Services causing such cash management obligations or (z) to the extent certain proceeds of the Senior Secured Notes Indenture have been made available to the Transferor’s Subsidiary, up to such proceeds) after (i) the Transferor’s auditors have (y) delivered an audited interim balance sheet of the Transferor (valuating the Collateral at its realisation value) to the Collateral Agent and (z) determined the existence and extent of the profits available for the payment of a dividend by the Transferor in accordance with the relevant provisions of the Swiss Code of Obligations (the “Auditor’s Determination”) and (ii) the Transferor’s shareholders have passed for such dividend payment resolutions for the distribution of dividends (“Dividend Resolution”) in accordance with the relevant provisions of the Swiss Federal Code of Obligations being in force at that time. The Transferor shall deliver the Auditor’s Determination and the Dividend Resolution within 30 business days after the Collateral Agent has given notice to the Transferor of its intention to realise the Collateral. The Collateral Agent shall only realise the Collateral in relation to obligations of any Grantor (other than obligations under the Credit Documents of (i) the Transferor (v) incurred as Borrower under the Credit Agreement, (w) incurred as borrower under a Local Facility Agreement, (x) incurred as a party to and beneficiary under any hedging agreement entered into with an Hedge Counterparty, (y) owed as cash management obligations to a Cash Management Bank for Cash Management Services, provided the Transferor is a beneficiary of the Cash Management Services causing such cash management obligations or (z) to the extent certain proceeds of the Senior Secured Notes Indenture have been made available to the Transferor, up to such proceeds and (ii) a Transferor’s Subsidiary (v) incurred as Borrower under the Credit Agreement, (w) incurred as borrower under a Local Facility Agreement, (x) incurred as a party to and beneficiary under any hedging agreement entered into with an Hedge Counterparty (y) owed as cash management obligations to a Cash Management Bank for Cash Management Services, provided the Transferor’s Subsidiary is a beneficiary of the Cash Management Services causing such cash management obligations or (z) to the extent certain proceeds of the Senior Secured Notes Indenture have been made available to the Transferor’s Subsidiary, up to such proceeds) if according to the Auditor’s Determination and the Dividend Resolution the Transferor has validly resolved to distribute the profits available for payment of a dividend, subject to Clause 9 (Swiss Limitations) below, provided that if the Collateral is not realised and/or the security granted hereunder not enforceable, the Collateral Agent may subsequently again seek to realise the Collateral in accordance with this paragraph (b) of Clause 8.1 and Clause 9 (Swiss Limitations) at any time thereafter.
8.2	The Collateral Agent will notify the Transferor in writing at least 5 (five) business days prior to the enforcement of the security granted hereunder. No such notice shall be required if (i) the Transferor has generally ceased to make payments, (ii) an application for the institution of insolvency proceedings is filed by or against the Transferor or (iii) the Collateral Agent has reasonable grounds to believe that observance of the notice period would adversely affect the legitimate interests (berechtigte Interessen) of the Collateral Agent.

8.3	In the case of a sale, the Transferor shall promptly provide the Collateral Agent with all documents of title and other documents relating to the Collateral.

8.4	At any time while an enforcement event as described in sub-clause 8.1 is continuing, the Collateral Agent has the right to sell all or part of the Collateral by way of private sale to the extent necessary to satisfy any outstanding Obligations, it being understood that the Collateral Agent shall apply the proceeds of such realisation towards the Obligations in accordance with the First Lien Intercreditor Agreement.

8.5	While being entitled to enforce the security interest created hereunder in accordance with Clause 8.1 above the Collateral Agent may request the Transferor to sell the Collateral for and on its behalf and the Transferor shall promptly comply with such request.

8.6	If the Collateral Agent sells the Collateral pursuant to this Clause 8 it may take all measures and enter into all agreements which it commercially reasonably considers to be expedient in connection therewith.

8.7	Notwithstanding sub-Clause 8.4, the Collateral Agent may, following the occurrence of an Enforcement Event and whilst it is continuing, in its sole discretion, determine which of several security interests (created under this or other security agreements) shall be used to satisfy the Obligations.

8.8	Given the non-accessory nature of this security, the Transferor has no defences of revocation and set-off and no defences based on defences any Grantor might have against the Obligations. The Collateral Agent is not required to proceed against or enforce any other rights or security before enforcing the security created hereunder.

8.9	The Transferor shall not at any time before, on or after an enforcement of the security created hereunder and as a result of the Transferor entering into this Agreement, be entitled to demand indemnification or compensation from any other Grantor or to assign any of these claims.

9.	SWISS LIMITATIONS

9.1	Proceeds of a realisation of the Collateral shall only be applied towards satisfaction of the Obligations in relation to obligations of any Grantor (other than obligations under the Credit Documents of (i) the Transferor (v) incurred as Borrower under the Credit Agreement, (w) incurred as borrower under a Local Facility Agreement, (x) incurred as a party to and beneficiary under any hedging agreement entered into with an Hedge Counterparty, (y) owed as cash management obligations to a Cash Management Bank for Cash Management Services, provided the Transferor is a beneficiary of the Cash Management Services causing such cash management obligations or (z) to the extent certain proceeds of the Senior Secured Notes Indenture have been made available to the Transferor, up to such proceeds and (ii) a Transferor’s Subsidiary (v) incurred as Borrower under the Credit Agreement, (w) incurred as borrower under a Local Facility Agreement, (x) incurred as a party to and beneficiary under any hedging agreement entered into with an Hedge Counterparty (y) owed as cash management obligations to a Cash Management Bank for Cash Management Services, provided the Transferor’s Subsidiary is a beneficiary of the Cash Management Services causing such cash management obligations or (z) to the extent certain proceeds of the Senior Secured Notes Indenture have been made available to the Transferor’s Subsidiary, up to such proceeds) to the extent application of the proceeds of a realisation of the Collateral towards such obligations does not constitute a repayment of capital (Einlagerueckgewaehr), a violation of the legally protected reserves (gesetzlich geschuetzte Reserven) or a payment of a (constructive) dividend prohibited by the Swiss Federal Code of Obligations by the Transferor and in the maximum amount of the Transferor’s profits available for the distribution of dividends at the point in time the Collateral is realised (being the balance sheet profits and any free reserves made for this purpose, in each case in accordance with the relevant Swiss law) (the “Available Enforcement Proceeds”). Any proceeds of an enforcement in excess of the Available Enforcement Proceeds as well as the Tax Payment Amount (as defined below) which shall be deducted from the Available Enforcement Proceeds shall be returned to the Transferor;

9.2	for such application of the Available Enforcement Proceeds towards satisfaction of the Obligations the Transferor shall procure to pass a shareholders’ resolutions for the distribution of dividends in accordance with the relevant provisions of the Swiss Federal Code of Obligations being in force at that time (currently the profits available for the distribution of dividends as described above must be determined based on an audited balance sheet and such shareholders’ resolution must be based on the report from the Transferor’s auditors approving the proposed distribution of dividends); and

9.3	deduct from the Available Enforcement Proceeds Swiss Anticipatory Tax (withholding tax) at the rate of 35% (or such other rate as in force from time to time) and subject to any applicable double taxation treaty and/or agreements entered into with the Swiss Federal Tax administration (the “Tax Payment Amount”):
(a)	pay the Tax Payment Amount to the Swiss Federal Tax Administration; and
(b)	give evidence to the respective beneficiary or beneficiaries (as the same may be) of such deduction of the Tax Payment Amount in accordance with Clause

2.20 (Taxes) of the Credit Agreement and Clause 4.15 (Witholding Taxes) of the Senior Secured Note Indenture.
But if such a deduction is made, the Transferor shall not be obliged to gross-up pursuant to Clause 2.20 (Taxes) of the Credit Agreement or Clause 4.15 (Witholding taxes) of the Senior Secured Notes Indenture to the extent that such gross-up would result in the aggregate of the amounts of the proceeds of a realisation of the Collateral applied by the beneficiary or beneficiaries (as the same may be) towards satisfaction of the Obligations and the Tax Payment Amount paid to the Swiss Federal Tax administration exceeding the maximum amount of its profits available for the distribution of dividends.

10.	REPRESENTATIONS AND WARRANTIES

The Transferor hereby represents and warrants to the Collateral Agent by way of an independent guarantee (selbständiges Garantieversprechen) that Schedule 2 hereof contains all Collateral of the Transferor registered or applied for registration in Germany as determined by the Transferor to be key to the aseptic filling or packaging business. The details set out in Schedule 2 hereof are correct and complete in all material respects in relation to such Collateral as of the date hereof.

11.	UNDERTAKINGS

Unless otherwise permitted by the Principal Finance Documents, during the term of this Agreement, the Transferor undertakes to the Collateral Agent:

11.1	to inform the Collateral Agent in writing promptly of any attachments (Pfändung) of which it becomes aware in respect of any and all of the Collateral. In the event of an attachment, the Transferor undertakes to forward to the Collateral Agent without undue delay a copy of the attachment order (Pfändungsbeschluss), the garnishee order (Überweisungsbeschluss) and all other documents necessary for a defence against the attachment. The Transferor shall inform the attaching creditor without undue delay about the Collateral Agent’s security interests;

11.2	not to dispute the validity of the Collateral or of new applications for registration with regard to the Collateral;

11.3	if failure to do the following would have a material adverse effect, to make all statements and take all actions at its own expense which are reasonably required in order to maintain the registration of the Collateral in the ordinary course of business, including the payment of renewal fees, and have the Collateral registered if not registered so far and necessary to maintain the legal title therein and to deliver to the Collateral Agent at its reasonable request copies of the respective documents evidencing such actions;

11.4	to inform the Collateral Agent without undue delay if third parties materially dispute or challenge the validity of any of the Collateral or materially allege that any of the Collateral violates the rights of third parties, and assert all claims and to litigate if this is required for the defence against such claims. Following the occurrence of an Enforcement Event and whilst it is continuing, the Transferor agrees that the

Collateral Agent may take over any judicial or extra judicial proceedings upon reasonable request and at the Transferor’s expense; and
11.5	to inform the Collateral Agent without undue delay, if third parties infringe any of the Collateral in a way which would have a material adverse effect on the Collateral Agent’s and/or the Secured Parties’ rights relating to the Collateral. The Transferor shall, acting commercially reasonably and considering the legitimate interest of the Collateral Agent and the Secured Parties, prosecute such infringement in its own name and at its own expense. All compensation claims becoming due after the date hereof become part of the Collateral. Following the occurrence of an Enforcement Event and whilst it is continuing the Collateral Agent and/or the Secured Parties may take over any judicial or extra judicial proceedings upon request and at the Transferor’s expense.

12.	BOOKKEEPING AND DATA-PROCESSING

12.1	If proof, documents or data which are necessary to identify the Collateral have been handed over by the Transferor to a third party (in particular a bookkeeping firm or a tax consultant) or are managed by a third party the Transferor hereby assigns to the Collateral Agent, who hereby accepts such assignment, its right to demand from such third party the return of the proof and documents and the right to obtain information as to the registration details of the Collateral. The Collateral Agent will only make use of such right if an Enforcement Event has occurred and is continuing. Upon the occurrence of an Enforcement Event and whilst it is continuing, the Transferor hereby undertakes to instruct the third party to provide the Collateral Agent upon its demand with such information and documents which are necessary to perfect and/or enforce the security created hereby.

12.2	If details concerning the Collateral or any part thereof have been stored in an electronic data-processing system, then, if an Enforcement Event has occurred and is continuing, the Transferor shall allow the Collateral Agent access to the computer, including the peripheral equipment and all data concerning the Collateral or such part thereof. Moreover, software operators shall be made available insofar as so required, and any assistance required shall be provided to the Collateral Agent. If a third party handles the electronic processing of data, the Transferor hereby assigns to the extent legally possible to the Collateral Agent, who hereby accepts such assignment, all rights against such third party relating to these services, and instructs such third party to handle the processing of data for the Collateral Agent upon its demand as it did for the Transferor. The Collateral Agent shall only make use of such rights if an Enforcement Event has occurred and is continuing

12.3	At all times other than during the continuation of an Enforcement Event, the Collateral Agent authorises the Transferor to exercise the rights assigned to the Collateral Agent pursuant to Clause 12.1 and Clause 12.2 above.

13.	FURTHER ASSURANCE

Insofar as additional declarations or actions are necessary for the transfer of title of any part of the Collateral the Transferor shall subject to the terms of the Principal Finance Documents, at the Collateral Agent’s request, acting reasonably, make such declarations or undertake such actions; it being understood that the Collateral Agent may only demand registration of the transfer of title if an Enforcement Event has occurred and is continuing, unless the registration is necessary to perfect the assignment and transfer of the Collateral, in which case the Collateral Agent is entitled to be registered before the occurrence of an Enforcement Event which is continuing.

14.	DELEGATION

The Collateral Agent shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Agreement on such terms and conditions as it shall see fit. The Collateral Agent shall only remain liable for diligently selecting and providing initial instructions to such delegate.

15.	INDEMNITY

To the extent set out in the First Lien Intercreditor Credit Agreement, the Transferor shall, notwithstanding any release or discharge of all or any part of the security, indemnify the Collateral Agent, its agents, its attorneys and any delegate against any action, proceeding, claims, losses, liabilities, damages, expenses, demands, taxes, losses and costs which it may sustain as a consequence of any breach by the Transferor of the provisions of this Agreement, the exercise or purported exercise of any of the rights and powers conferred on them by this Agreement or otherwise relating to the Collateral.

16.	NO LIABILITY

Except to the extent provided in the Principal Finance Documents, none of the Collateral Agent, its nominee(s) or agent(s) or delegate(s) shall be liable by reason of (a) taking any action permitted by this Agreement or (b) any neglect or default in connection with the assets and rights subject to the security interest created hereunder, save in respect of any loss or damage which is suffered as a result of wilful misconduct (Vorsatz) or gross negligence (grobe Fahrlässigkeit) by the Collateral Agent, its nominee(s) or agent(s) or delegate(s), or (c) the enforcement or realisation of all or any part of the security interest created hereunder.

17.	DURATION AND INDEPENDENCE

17.1	This Agreement shall create a continuing security and no change, amendment, or supplement whatsoever in the Credit Documents or in any document or agreement relating to any of the Credit Documents shall affect the validity or the scope of this Agreement nor the obligations, which are imposed on the Transferor pursuant to it.

17.2	This Agreement is independent from any other security or guarantee which may have been or will be given to the Secured Parties or the Collateral Agent. None of such other security shall prejudice, or shall be prejudiced by, or shall be merged in any way with, this Agreement.

17.3	Waiving Section 418 of the German Civil Code (applied by analogy), the Transferor hereby agrees that the security created hereunder shall not be affected by any transfer or assumption of the Obligations to, or by, any third party.

18.	RELEASE (SICHERHEITENFREIGABE)

18.1	Upon complete and irrevocable satisfaction of the Obligations, the Collateral Agent (as instructed in accordance with the First Lien Intercreditor Agreement) will as soon as reasonably practicable at the cost and expense of the Transferor retransfer and re-assign the Collateral and all other rights and claims assigned or transferred to it pursuant to this Agreement to the Transferor and surrender the excess proceeds, if any, resulting from any sale of the Collateral. The Collateral Agent will, however, transfer any of the Collateral to a third person if so required by law.

18.2	At any time when the total value of the aggregate security granted by the Transferor and the other Grantors to secure the Obligations (the “Security”) which can be expected to be realised in the event of an enforcement of the Security (realisierbarer Wert) exceeds 110% of the Obligations (the “Limit”), the Collateral Agent shall on demand of the Transferor release such part of the Security (Sicherheitenfreigabe) as the Collateral Agent may in its reasonable discretion (as instructed in accordance with the First Lien Intercreditor Agreement) determine so as to reduce the realisable value of the Security to the Limit.

18.3	The Collateral Agent (as instructed in accordance with the First Lien Intercreditor Agreement) will as soon as reasonably practicable declare in writing the release of the security created hereunder and retransfer and reassign the Collateral to the Transferor in accordance with, and to the extent required by, the Intercreditor Arrangements.

19.	PARTIAL INVALIDITY, WAIVER

19.1	If at any time, any one or more of the provisions hereof is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction, such provision shall as to such jurisdiction, be ineffective to the extent necessary without affecting or impairing the validity, legality and enforceability of the remaining provisions hereof or of such provisions in any other jurisdiction. The invalid, illegal or unenforceable provision shall be deemed replaced with a valid, legal or enforceable provision which comes as close as possible to the original intent of the parties and the invalid, illegal or unenforceable provision. Should a gap (Regelungslücke) become evident in this Agreement, such gap shall, without affecting or impairing the validity, legality and enforceability of the remaining provisions hereof, be deemed to be filled in with such provision as comes as close as possible to the original intent of the parties.

19.2	No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies provided hereunder are cumulative and not exclusive of any rights or remedies provided by law.

20.	AMENDMENTS

Changes and amendments to this Agreement including this Clause 20 shall be made in writing.

21.	NOTICES AND THEIR LANGUAGE

21.1	All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

For the Transferor:	SIG Finanz AG

	Address:	Laufengasse 18, CH-8212 Neuhausen am Rheinfall, Switzerland
	Fax:	+41 52 674 65 74

	Attention	Head of legal corporate

with a copy to:

	Address:	c/o Rank Group Limited Level 9 148 Quay Street PO Box 3515 Auckland 1140 New Zealand

	Telephone:	+649 3666 259

	Fax:	+649 3666 263

	Attention:	Helen Golding

For the Collateral Agent:	The Bank of New York Mellon

	Address:	101 Barclay Street, 4E
New York, N.Y. 10286
The United States of America

	Telephone:	+212 298 1528

	Fax:	+218 815 5366

	Attention:	International Corporate Trust
21.2	Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto. As agreed to in writing in accordance with the First Lien Intercreditor Agreement, notices and other communications hereunder may also be delivered by e-mail to the e-mail address of a representative of the applicable party to this Agreement provided from time to time by such party.

21.3	All notices and other communications given to any party in connection with this Agreement in accordance with the provisions of this Agreement shall be deemed (widerlegbare Vermutung) received on the date sent (if a business day) and on the next business day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by fax or on the date five business days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Clause 21 or in accordance with the latest unrevoked direction from such party given in accordance with this Clause 21.

21.4	Any notice or other communication under or in connection with this Agreement shall be in the English language or, if in any other language, accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail.

22.	APPLICABLE LAW, JURISDICTION

22.1	This Agreement is governed by the laws of the Federal Republic of Germany.

22.2	The place of jurisdiction for any and all disputes arising under or in connection with this Agreement shall be the district court (Landgericht) in Frankfurt am Main. The Collateral Agent however, shall also be entitled to take action against the Transferor in any other court of competent jurisdiction. Further, the taking of proceedings against the Transferor in any one or more jurisdictions shall not preclude the taking of proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

23.	CONCLUSION OF THIS AGREEMENT (VERTRAGSSCHLUSS)

23.1	The parties to this Agreement may choose to conclude this Agreement by an exchange of signed signature page(s), transmitted by means of telecommunication (telekommunikative Übermittlung) by fax or attached as an electronic photocopy (pdf., tif., etc.) to an e-mail.

23.2	If the parties to this Agreement choose to conclude this Agreement pursuant to sub-Clause 23.1 above, they will transmit the signed signature page(s) of this Agreement to the attention of Mr. Philipp Kropatscheck or Ms Corinna May (Philipp.Kropatschek@cliffordchance.com or Corinna.May@cliffordchance.com, fax: +49 69 7199 4000) (each a “Recipient”). The Agreement will be considered concluded once any of the Recipients has actually received the signed signature page(s) (Zugang der Unterschriftsseite(n)) from all parties to this Agreement and at the time of the receipt of the last outstanding signature page(s).

23.3	For the purposes of this Clause 23 only, the parties to this Agreement appoint each Recipient individually as their attorney (Empfangsvertreter) and expressly allow (gestatten) each Recipient to collect the signed signature page(s) from all and for all parties to this Agreement. For the avoidance of doubt, each Recipient will have no further duties connected with its position as Recipient. In particular, each Recipient may assume the conformity to the authentic original(s) of the signature page(s) transmitted to it by means of telecommunication, the genuineness of all signatures on the original signature page(s) and the signing authority of the signatories.

SCHEDULE 1
LIST OF CURRENT BORROWERS, CURRENT GUARANTORS AND CURRENT SENIOR SECURED NOTE GUARANTORS
PART 1 — THE CURRENT BORROWERS
SIG Euro Holding AG & Co. KGaA
Closure Systems International Holding Inc.
Closure Systems International B.V.
SIG Austria Holding GmbH
Reynolds Consumer Products Holdings Inc.
Reynolds Group Holdings Inc.
PART 2 — THE CURRENT GUARANTORS
SIG Holdings (UK) Limited (England and Wales)
SIG Combibloc Limited (England and Wales)
SIG Euro Holding AG & Co. KGaA (Germany)
SIG Beverages Germany GmbH (Germany)
SIG Combibloc Holding GmbH (Germany)
SIG Vietnam Beteiligungs GmbH (Germany)
SIG Combibloc GmbH (Germany)
SIG Combibloc Systems GmbH (Germany)
SIG Combibloc Zerspanungstechnik GmbH (Germany)
SIG Information Technology GmbH (Germany)
SIG International Services GmbH (Germany)
Beverage Packaging Holdings (Luxembourg) I S.A. (Luxembourg)
Beverage Packaging Holdings (Luxembourg) III S.à r.l. (Luxembourg)
SIG Finance (Luxembourg) S.à.r.l. (Luxembourg)
Reynolds Group Holdings Limited (New Zealand)
SIG Combibloc Group AG (Switzerland)

SIG Finanz AG (Switzerland)
SIG Technology AG (Switzerland)
SIG allCap AG (Switzerland)
SIG Combibloc (Schweiz) AG (Switzerland)
SIG Schweizerische Industrie-Gesellschaft AG (Switzerland)
SIG Combibloc Procurement AG (Switzerland)
SIG Holding USA Inc. (USA)
SIG Combibloc Inc. (USA)
Reynolds Group Holdings Inc. (USA)
Reynolds Group Issuer Inc. (USA)
Reynolds Group Issuer LLC (USA)
CSI Latin American Holdings Corporation (BVI)
Closure Systems International (Canada) Limited (Canada)
CSI Closure Systems Manufacturing de Centro America, S.R.L. (Costa Rica)
Closure Systems International (UK) Limited (England and Wales)
Reynolds Consumer Products (UK) Limited (England and Wales)
BACO Consumer Products Limited (England and Wales)
Closure Systems International Holdings (Germany) GmbH (Germany)
Closure Systems International Deutschland GmbH (Germany)
Closure Systems International Holdings (Japan) KK (Japan)
Closure Systems International Japan, Limited (Japan)
Closure Systems International (Luxembourg) S.à r.l. (Luxembourg)
Reynolds Consumer Products (Luxembourg) S.à r.l. (Luxembourg)
Reynolds Group Issuer (Luxembourg) S.A. (Luxembourg)
Closure Systems International B.V. (The Netherlands)
Reynolds Consumer Products International B.V. (The Netherlands)
Closure Systems International Holdings Inc. (Delaware, USA)

Closure Systems International Inc. (Delaware, USA)
Reynolds Packaging Machinery Inc. (Delaware, USA)
Closure Systems Mexico Holdings LLC (Delaware, USA)
CSI Mexico LLC (Delaware, USA)
Southern Plastics, Inc. (Louisiana, USA)
CSI Sales & Technical Services Inc. (Delaware, USA)
Reynolds Consumer Products Holdings Inc. (Delaware, USA)
Bakers Choice Products, Inc. (Delaware, USA)
Reynolds Consumer Products Inc. (Delaware, USA)
Reynolds Foil Inc. (Delaware, USA)
Reynolds Services Inc. (Delaware, USA)
PART 3 — LIST OF CURRENT SENIOR SECURED NOTE GUARANTORS
SIG Holdings (UK) Limited (England and Wales)
SIG Combibloc Limited (England and Wales)
SIG Euro Holding AG & Co. KGaA (Germany)
SIG Beverages Germany GmbH (Germany)
SIG Combibloc Holding GmbH (Germany)
SIG Vietnam Beteiligungs GmbH (Germany)
SIG Combibloc GmbH (Germany)
SIG Combibloc Systems GmbH (Germany)
SIG Combibloc Zerspanungstechnik GmbH (Germany)
SIG Information Technology GmbH (Germany)
SIG International Services GmbH (Germany)
Beverage Packaging Holdings (Luxembourg) I S.A. (Luxembourg)
Beverage Packaging Holdings (Luxembourg) III S.à r.l. (Luxembourg)
SIG Finance (Luxembourg) S.à.r.l. (Luxembourg)

Reynolds Group Holdings Limited (New Zealand)
SIG Combibloc Group AG (Switzerland)
SIG Finanz AG (Switzerland)
SIG Technology AG (Switzerland)
SIG allCap AG (Switzerland)
SIG Combibloc (Schweiz) AG (Switzerland)
SIG Schweizerische Industrie-Gesellschaft AG (Switzerland)
SIG Combibloc Procurement AG (Switzerland)
SIG Holding USA Inc. (USA)
SIG Combibloc Inc. (USA)
Reynolds Group Holdings Inc. (USA)
CSI Latin American Holdings Corporation (BVI)
Closure Systems International (Canada) Limited (Canada)
CSI Closure Systems Manufacturing de Centro America, S.R.L. (Costa Rica)
Closure Systems International (UK) Limited (England and Wales)
Reynolds Consumer Products (UK) Limited (England and Wales)
BACO Consumer Products Limited (England and Wales)
Closure Systems International Holdings (Germany) GmbH (Germany)
Closure Systems International Deutschland GmbH (Germany)
Closure Systems International Holdings (Japan) KK (Japan)
Closure Systems International Japan, Limited (Japan)
Closure Systems International (Luxembourg) S.à r.l. (Luxembourg)
Reynolds Consumer Products (Luxembourg) S.à r.l. (Luxembourg)
Closure Systems International B.V. (The Netherlands)
Reynolds Consumer Products International B.V. (The Netherlands)
Closure Systems International Holdings Inc. (Delaware, USA)
Closure Systems International Inc. (Delaware, USA)

Reynolds Packaging Machinery Inc. (Delaware, USA)
Closure Systems Mexico Holdings LLC (Delaware, USA)
CSI Mexico LLC (Delaware, USA)
Southern Plastics, Inc. (Louisiana, USA)
CSI Sales & Technical Services Inc. (Delaware, USA)
Reynolds Consumer Products Holdings Inc. (Delaware, USA)
Bakers Choice Products, Inc. (Delaware, USA)
Reynolds Consumer Products Inc. (Delaware, USA)
Reynolds Foil Inc. (Delaware, USA)
Reynolds Services Inc. (Delaware, USA)

SCHEDULE 2
LIST OF PATENTS

Country	Title	Appl.-No.	Publ.-No.	Reg.-Nr.
DE	Ausgiesstülle	02777317.5	1436209	DE 602 20 530
				(EP 1436209)

SCHEDULE 3
ÜBERTRAGUNGSERKLÄRUNG
(DECLARATION OF ASSIGNMENT)
Die unterzeichnende Firma
The undersigning company
SIG Finanz AG
überträgt hiermit mit allen Rechten und Pflichten die in den Anlagen hierzu aufgelisteten Patente (sowie der Anmeldungen) (die “Schutzrechte”)
herewith assigns and transfers with all rights and duties relating to the patents (including any applications) listed in the schedules hereto (the “IP Rights”)
auf/to
The Bank of New York Mellon
101 Barclay Street, 4E
New York, N.Y. 10286
The United States of America
und erklärt sich gleichzeitig mit der Umschreibung der Schutzrechte auf die Erwerberin einverstanden.
and agrees that the assignment of the IP Rights is recorded in the Patent Office.
Ort/Datum:
Place/Date:
Unterschrift/Signature:
Anhang (Liste der Patente nebst Anmeldungen)

SIGNATURE PAGE
This SECURITY TRANSFER AND ASSIGNMENT AGREEMENT has been entered into on the date stated at the beginning by:
SIG FINANZ AG
as Transferor

By:	/s/ Mark Dunkley		By:	/s/ Philip West

	Name:	MARK DUNKLEY		Name:	PHILIP WEST
	Title:	ATTORNEY		Title:	ATTORNEY

THE BANK OF NEW YORK MELLON
as Collateral Agent

By:	/s/ Maksim Genkin		By:	/s/ Lesley Daley

	Name:	MAKSIM GENKIN		Name:	LESLEY DALEY
	Title:	ASSISTANT TREASURER		Title:	ASSISTANT VICE PRESIDENT
Acknowledged and agreed (including but not limited to the provisions of Clause 3.5)

SIG ALLCAP AG

By:	/s/ Mark Dunkley		By:	/s/ Philip West

	Name:	MARK DUNKLEY		Name:	PHILIP WEST
	Title:	ATTORNEY		Title:	ATTORNEY